UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 18, 2009
MGM MIRAGE
(Exact name of registrant as specified in its charter)

DELAWARE	0-16760	88-0215232
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation or organization)		Identification No.)

3600 Las Vegas Boulevard South, Las Vegas, Nevada	89109
(Address of Principal Executive Offices)	(Zip Code)
(702) 693-7120
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS
SIGNATURE

ITEM 8.01 OTHER EVENTS
     In its June 2005 report to the New Jersey Casino Control Commission (the “New Jersey Commission”) on the application of Borgata for renewal of its casino license, the New Jersey Division of Gaming Enforcement (the “DGE”) stated that it was conducting an investigation of the relationship of MGM MIRAGE with its joint venture partner in Macau and that it would report any material information to the New Jersey Commission it deemed appropriate.
     On May 18, 2009, the DGE issued a report to the New Jersey Commission on its investigation. While the report itself is confidential, at the conclusion of the report, the DGE recommended, among other things, that: (i) the Company’s Macau joint venture partner be found to be unsuitable; (ii) the Company be directed to disengage itself from any business association with its Macau joint venture partner; (iii) the Company’s due diligence/compliance efforts be found to be deficient; and (iv) the New Jersey Commission hold a hearing to address the report.
     The DGE is responsible for investigating licensees and prosecuting matters before the New Jersey Commission. However, the report is merely a recommendation and is not binding on the New Jersey Commission, which has sole responsibility and authority for deciding all regulatory and licensing matters. The New Jersey Commission has not yet taken any action with respect to the report, including whether or when a hearing should be scheduled.
     The Company does not believe that the report will have a material adverse effect on it. However, since the report was issued on May 18, 2009, it is still being reviewed by the Company and may be the subject of a hearing by the New Jersey Commission; therefore, no assurance can be given as to the ultimate impact of the report.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGM MIRAGE
Date: May 18, 2009	By:	/s/ Daniel D’Arrigo
	Name:	Daniel D’Arrigo
	Title:	Executive Vice President and Chief Financial Officer